Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-211940, 333-196646, 333-184181, 333-176174, 333-171244, 333-159592, and 333-149662 on Form S-8, Registration Statement Nos. 333-216600, 333-205353, 333-195855, 333-183313, 333-171944, 333-171052, 333-166011, 333-161702, and 333-158516 on Form S-3, and Registration Statement Nos. 333-215590, 333-171052, 333-143265, 333-170503, and 333-213704 on Form S-1 of ReShape Lifesciences Inc. (the “Company”) of our report dated May 26, 2016, except for the restatement discussed in Note 1, for which the date is December 15, 2017, with respect to the balance sheet of ReShape Medical, Inc. as of December 31, 2015, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, which report appears in the Form 8-K/A of Reshape Lifesciences Inc. dated December 15, 2017.

/s/ HASKELL & WHITE LLP

Irvine, California
December 15, 2017